                               TAHERA CORPORATION
                       Suite 803, 121 Richmond Street West
                                Toronto, Ontario
                                     M5H 2K1

                                                                   March 7, 2002
PRIVATE & CONFIDENTIAL

BAY RESOURCES LTD.

Attention: Joseph Gutnick

Dear Sirs:

This is written to confirm the mutual agreement of Tahera Corporation ("TAHERA") and Bay Resources Ltd. ("BAY") concerning the grant of access by Tahera to Bay of certain confidential and proprietary information owned by Tahera, all on the terms and conditions hereinafter provided.

Tahera is in the business of the exploration, development and mining of diamonds (the and has properties or interests in properties in Nunavut and the Northwest Territories, Canada. By their execution and delivery of this agreement (the "AGREEMENT") and for good and valuable consideration, Tahera and Bay do hereby covenant and agree as follows:

1. ACCESS TO INFORMATION. Tahera shall make available to Bay and its authorized representatives (the "REPRESENTATIVES") certain confidential and proprietary information of Tahera comprising exploration data in written, printed, graphic, electronic or other tangible form and in oral form (the "TAHERA EXPLORATION INFORMATION"), for use solely by Bay and its Representatives in connection with the assessment by Bay and its Representatives of the gold, silver and base metal (collectively, the "METALS") potential of the properties which are the subject matter of the Tahera Exploration Information (the "TAHERA PROPERTIES") or which are adjacent to or are in the area of the properties which are the subject matter of the Tahera Exploration Information (the "ADJACENT PROPERTIES"). In this Agreement, the Tahera Properties and the Adjacent Properties are sometimes collectively referred to as the "EXAMINED PROPERTIES".

2. ACKNOWLEDGEMENT AS TO TAHERA EXPLORATION INFORMATION. Bay acknowledges on its own behalf and on behalf of its Representatives that the Tahera Exploration Information is being given to Bay and/or its Representatives by Tahera without liability on the part of Tahera or its directors or officers and that no representation and warranty is made as to any of the Tahera Exploration Information by Tahera or its directors or officers. Neither Bay nor its Representatives shall assert or allege the existence of any representation, warranty or agreement by Tahera or its directors or officers solely as a result of the receipt by Bay and/or its Representatives of the Tahera Exploration Information as contemplated by this Agreement.

3. AGREEMENT AS TO DIAMOND DEPOSITS. Bay agrees on its own behalf and on behalf of its Representatives that, notwithstanding the grant of access by Tahera to Bay and its Representatives to the Tahera Exploration Information; (i) the Tahera Exploration Information is the confidential and proprietary information of Tahera; and (ii) Tahera shall retain full right, title and interest in and to the Tahera Exploration Information and for greater certainty and without limitation, in all diamond deposits that may be discovered by Tahera, Bay and/or its Representatives in the Examined Properties or by virtue of the Tahera Exploration Information.

4. RIGHT OF ACCESS TO TAHERA PROPERTIES. Bay agrees on its own behalf and on behalf of its Representatives that; (i) notwithstanding the execution and delivery of this Agreement by Tahera and Bay, nothing herein shall be deemed to grant to Bay and/or its Representatives the right to access the Tahera Properties; and (ii) Bay and/or its Representatives shall advise Tahera in writing if they should seek access to any of the Tahera Properties (collectively, the "ACCESSED PROPERTIES" and individually, an "ACCESSED PROPERTY"). Bay and/or its Representatives shall only be able to access the applicable Accessed Property if Tahera and Bay have executed and delivered a separate right of access agreement with respect thereto, which contains terms and conditions that are acceptable to Tahera (the "RIGHT OF ACCESS AGREEMENT"), not inconsistent with the terms of this Agreement; (iii) Tahera shall only execute and deliver a Right of Access Agreement with respect to any Accessed Property if Tahera is able to procure all requisite third party consents, including without limitation, the consent of joint venture partners and property owners, that are necessary to permit Bay and/or its Representatives to have access to the applicable Accessed Property; (iv) the Right of Access Agreement, among other things, shall provide that; 1. under no circumstances shall the operations of Bay and/or the Representatives on the Accessed Properties (the "BAY OPERATIONS") interfere with the operations of Tahera (the "TAHERA OPERATIONS"), the Tahera Operations thereon to be of paramount importance and to take precedence over the Bay Operations. If Tahera advises Bay in writing that the Bay Operations interfere with the Tahera Operations, Bay and/or its Representatives shall immediately cease and desist the Bay Operations; 2. notwithstanding the terms thereof, Tahera, in its sole and unfettered discretion, shall have the right at any time and from time to time, to sell, transfer, assign, encumber, mortgage, pledge, hypothecate, allow to lapse, forfeit, surrender or in any other manner dispose of, its interest in all or any of the Accessed Properties; and 3. the Bay Operations shall be conducted at the sole risk and expense of Bay and Bay shall indemnify, defend and hold harmless Tahera to the full extent of any actual or alleged costs, liabilities or expenses (including reasonable solicitors' fees) that Tahera may become subject to as a result of the Bay Operations.

5. EXPLOITATION POTENTIAL. Pursuant to the terms and conditions hereof, but subject to the provisions of section 4 hereof, Bay shall have the right to exploit opportunities in all Metals in the Accessed Properties. Bay agrees on its own behalf and on behalf of its Representatives to forthwith bring to the attention of Tahera and/or Tahera's Representatives, any and all information pertaining to potential diamond deposits and/or opportunities in the Examined Properties, failing which Bay and its Representatives shall have no further rights to access the Tahera Exploration Information and/or the Accessed Properties for any reason whatsoever and without in any way derogating from the provisions of section 10 hereof, this Agreement shall be at an end, as shall all Right of Access Agreements provided that, for greater certainty and without limitation, the provisions of sections 6, 9, 10, 11, 12, 13, 14, 15 and 16 hereof shall survive such termination.

6. GRANT OF NET SMELTER RETURN ROYALTY. Upon the acquisition by Bay and/or its subsidiaries or affiliates, as such terms are defined in the Business Corporations Act, Ontario (the "BAY COMPANIES") in any manner whatsoever, directly or indirectly, of any interests, claims, assets, deposits and/or properties (the "BAY ACQUIRED PROPERTIES") as a direct or indirect consequence of the grant of access by Tahera to Bay and its Representatives to the Tahera Exploration Information and/or the Tahera Properties and/or the execution and delivery of a Right of Access Agreement, the Bay Companies shall forthwith grant to Tahera a 2% net smelter return royalty (the "NSR ROYALTY"). The NSR Royalty shall be paid by the Bay Companies on the amount actually received from the sale of any ores and minerals mined and removed from the Bay Acquired Properties and thereafter sold by or for the account of the Bay Companies before or after processing, smelting or refining, less only the following; (i) sales, use, gross receipts, severance, ad valorem and other taxes, if any, however denominated, payable with respect to the existence, severance, production, removal, sale or disposition of such ores and minerals, but excluding taxes on net income; (ii) charges and costs, if any, for transportation (including direct insurance costs while in transit) to places where such ores and minerals are smelted, refined and sold; and (iii) charges, costs and penalties, if any, for smelting, refining and marketing, including costs of assaying and sampling. The Bay Companies shall pay the NSR Royalty quarterly (on or before the 45th day after the last day of the fiscal quarter of the Bay Companies). Within 90 days after the end of each fiscal year of the Bay Companies, the Bay Companies shall deliver to Tahera an audited statement of the production of gold or other base metals from the Bay Acquired Properties together with the NSR Royalty paid to Tahera during the year and the calculation thereof. Tahera shall have the right, at its own sole cost and expense, to an annual independent audit of the statement by its own auditors or by an external certified public accountant, provided that all year-end statements shall be deemed true and correct one year after presentation to Tahera. The NSR Royalty shall also have attached thereto, reasonable and customary, industry-standard terms and conditions. Tahera, in its sole and unfettered discretion, shall have the right to register a copy of this Agreement against title to any of the Bay Acquired Properties.

7. TAHERA'S AUTHORIZATION REPRESENTATIONS AND WARRANTIES. Tahera represents and warrants to Bay that; (i) Tahera is duly authorized to enter into and perform this Agreement; (ii) Tahera has the right to disclose the Tahera Exploration Information to

Bay and its Representatives without violating the rights of others and without the necessity of securing the consent or agreement of any other person and the use by Bay of the Tahera Exploration Information as contemplated herein shall not result in the violation of any confidentiality covenant, consent or other obligation arising out of any agreement to which Tahera is a party; and (iii) this Agreement is enforceable against Tahera in accordance with its terms, subject to the usual qualifications with respect to bankruptcy and insolvency and equitable rights and remedies.

8. BAY'S AUTHORIZATION REPRESENTATIONS AND WARRANTIES. Bay represents and warrants to Tahera that: (i) Bay is duly authorized to enter into and perform this Agreement; (ii) Bay has the right to access the Tahera Exploration Information without violating the rights of others and without the necessity of securing the consent or agreement of any other person and the use by Bay of the Tahera Exploration Information as contemplated herein shall not result in the violation of any confidentiality covenant, consent or other obligation arising out of any agreement to which Bay is a party; and (iii) this Agreement is enforceable against Bay in accordance with its terms, subject to the usual qualifications with respect to bankruptcy and insolvency and equitable rights and remedies.

9. BAY COVENANTS AS TO TAHERA EXPLORATION INFORMATION. Bay covenants and agrees on its own behalf and on behalf of its Representatives as follows: (i) Bay and its Representatives shall receive, protect and maintain the Tahera Exploration Information in the strictest confidence; (ii) neither Bay nor any of its Representatives shall disclose the Tahera Exploration Information to any person for any reason whatsoever, other than Representatives of Bay who actually need to have knowledge of the Tahera Exploration Information, provided that prior to disclosure of the Tahera Exploration Information to any such Representative, Bay or its Representatives shall inform each Representative of the confidential nature of the Tahera Exploration Information and shall require each Representative to treat the Tahera Exploration Information as confidential;
(iii) Bay and its Representatives shall safeguard the Tahera Exploration Information to the same extent as if it was information of or pertaining to Bay and/or its Representatives; (iv) upon the written request of Tahera, Bay and/or its Representatives shall promptly return all Tahera Exploration Information. The foregoing provisions do not apply to details of the Tahera Exploration Information which; (i) are part of the public domain at the time they are acquired by Bay or its Representatives; (ii) are not acquired by Bay or its Representatives, either directly or indirectly, from Tahera or its Representatives; (iii) are made known to Bay or its Representatives without an obligation of confidentiality by a third person who did not acquire knowledge of the details, either directly or indirectly, under an obligation of confidentiality; (iv) after they are made known to Bay or its Representatives, become part of the public domain through no fault of Bay or its Representatives; and/or (v) Bay or its Representatives can establish were in their respective possession prior to the date of disclosure of such details by Tahera and/or its Representatives.

10. TAHERA REMEDIES FOR BREACH. Without limiting any remedies that Tahera may otherwise have with respect to a breach of this Agreement or the misuse of the Tahera Exploration Information disclosed hereunder, Bay agrees to indemnify and save Tahera harmless in respect of any and all breaches hereof. Bay acknowledges and agrees that Tahera would be irreparably harmed if any of the provisions hereof and in particular, section 9 hereof, were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Bay agrees that Tahera shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in addition to any other remedy to which Tahera may be entitled, at law or in equity. No failure or delay by Tahera in exercising any rights, powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any rights, powers or privileges hereunder.

11. SURVIVAL OF CONFIDENTIALITY OBLIGATIONS AND DELIVERY OF INFORMATION. Except with the prior written consent of Tahera, the confidentiality obligations of Bay and its Representatives under this Agreement shall subsist for a period of two years after the expiration of this Agreement, provided that the confidentiality obligations of Bay and its Representatives shall continue if the Tahera Exploration Information enters the public domain as a consequence of a breach of this Agreement or any other wrongful or negligent act or omission of Bay or its Representatives. Upon the expiration of this Agreement, Bay and its Representatives shall deliver the Tahera Exploration Information to Tahera together with any and all notes, summaries or memoranda relating thereto, without retaining any copies or extracts therefrom.

12. NON-DISCLOSURE. Without the prior written consent of the other party hereto (collectively, the "PARTIES" or individually a, "PARTY"), neither Tahera nor Bay shall make any public announcement or make any statement to the press or issue any press release with respect to this Agreement, except as may be necessary, in the opinion of counsel to the relevant Party, to comply with the requirements of applicable stock exchange rules and securities legislation. If either Party determines that, as a result of such requirements, disclosure is required to be made by such Party, the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

13. ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, it being understood and agreed that except as specifically contemplated herein, no person shall be a third party beneficiary of this Agreement.

14. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, each Party will bear all expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement, including but not limited to legal fees.

15. NO JOINT VENTURE. Nothing in this Agreement shall be interpreted to create between the Parties, expressly or by implication, any partnership, joint venture, joint enterprise, relationship of trust and confidence or other special relationship or any relationship of principal and agent.

16. ENTIRE AGREEMENT. This Agreement together with all Right of Access Agreements contains the entire Agreement of the Parties related to the subject matter hereof. No promise, inducement or agreement, express or implied, not herein expressed has been made or given or relied upon by either Party as consideration for the execution and delivery of this Agreement. There are no conditions, agreements, representations, warranties or understandings, express or implied between the Parties, except as set forth herein or in any Rights of Access Agreement.

17. LAWS. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The Parties do hereby submit to the jurisdiction of the courts of the Province of Ontario with respect to any dispute, claim or other matter arising hereunder.

18. ASSIGNMENT. This Agreement and the rights and obligations created hereunder may not be assigned by either Party without the prior written consent of the other Party and any assignment in violation of this Agreement is absolutely void and not just voidable.

19. COUNTERPART. This Agreement may be executed in counterpart, by original or telefacsimile signature and each such counterpart when taken together shall constitute one and the same Agreement.

If you are in agreement with the foregoing, please so indicate by signing two copies of this letter and returning one copy to Tahera Corporation to the attention of Grant Ewing, whereupon this letter will be deemed to constitute our agreement with respect to the subject matter hereof.

Yours very truly,

TAHERA CORPORATION

Per:  /s/
     ------------------------
     Authorized Signing Officer

Acknowledged and accepted this
    7 day of March, 2002

BAY RESOURCES LTD.

Per:  /s/Joseph I. Gutnick
     -------------------------
     Authorized Signing Officer

                           [TAHERA CORPORATION LOGO]
      Suite 803, 121 Richmond Street West,Toronto, Ontario, Canada M5H 2KI TEL. (415) 777-1998 - TOLL FREE 1(877) 777-2004 - FAX (416) 777-1898
                                 WWW.TAHERA.COM

March 7, 2002

Reference to the Agreement between Tahera Corporation ("Tahera") and Bay Resources Ltd. ("Bay") dated March 7, 2002 regarding the grant of access by Tahera to Bay of certain exploration data. Bay and Tahera agree to the following:

l.) The area under which Tahera is entitled to a 2% net smelter return royalty from production of gold or base metal deposits discovered by Bay includes the entire Slave Craton, in addition to the "Examined Properties".

2.) Bay will not be entitled to any interest in diamond deposits discovered in the entire Slave Craton.

This amendment to the Agreement is accepted and approved.

TAHERA CORPORATION

Per:  /s/
     ------------------------
     Authorized Signing Officer

Acknowledged and accepted this
    7 day of March, 2002

BAY RESOURCES LTD.

Per:  /s/Joseph I. Gutnick
     -------------------------
     Authorized Signing Officer